SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  March 16, 2005

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13737 Noel Road

Dallas, Texas  75240

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       Entry Into a Material Definitive Agreement.

                On March 16, 2005, Tenet Healthcare Corporation amended its one-year letter of credit facility.  Tenet originally entered into the letter of credit facility with Bank of America, N.A., as administrative agent and letter of credit issuing bank, and Citicorp USA, Inc., as syndication agent and risk participant in letters of credit, on December 31, 2004.  The facility provides for the issuance of up to $250 million in letters of credit.  Tenet maintains ordinary banking and investment banking relationships with both Bank of America and Citicorp USA and their affiliates.

                Prior to its amendment, the letter of credit facility was collateralized by the stock of certain of Tenet’s subsidiaries and by cash equal to 105% of the facility.  Under the amended letter of credit facility, the lenders have agreed to release their liens on the stock of Tenet’s subsidiaries, at Tenet’s request any time after April 15, 2005, so long as no default exists. At the time of such release, the termination date of the letter of credit facility will be extended from December 31, 2005 to June 30, 2006. The facility will remain collaterized by cash as described above.

                A copy of the definitive amended letter of credit facility is attached as Exhibit 10.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Trevor Fetter
Trevor Fetter
President and Chief Executive Officer

Date:  March 22, 2005

EXHIBIT INDEX

10.1                           First Amendment to Credit Agreement (One-Year Letter of Credit Facility), dated as of March 16, 2005, among the Registrant, the Subsidiary Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent